EXHIBIT 99.1

Stratex Networks Announces Actions to Reduce Costs

SAN JOSE, Calif., Dec. 8, 2004 - Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today announced actions to reduce costs. The Company’s intention to reduce its cost structure was previously discussed in conjunction with its Q2 FY05 results conference call on October 25, 2004. The purpose of these actions is to move the company more quickly toward profitability. The company anticipates some savings to commence in the quarter ending March 31, 2005, with annualized savings of between $7.0 million and $8.0 million becoming fully realized by the quarter ending June 30, 2005.

A significant portion of the cost reductions will derive from reductions in the company’s workforce. The company plans to reduce its worldwide workforce by approximately 150 employees, or about 25 percent, beginning in the December quarter. The company expects it will take a charge associated with the reduction in force of approximately $3 million in the third fiscal quarter ending Dec. 31, 2004. The company also expects to incur an additional special charge in the third fiscal quarter for the write-off of certain inventory primarily due to outsourcing of manufacturing of the Velox® LE product line and for facility lease expenses.

“This was a difficult decision, but necessary in order to enable the company to align our operations with the current level of business, and to position us for profitable growth,” said Chuck Kissner, Chairman and CEO of Stratex Networks, Inc. “We felt it was necessary to take these steps at this time. However, we will maintain our investment in research and development while supporting our customers during the successful ramp of Eclipse, our innovative wireless transmission platform.

“The planned spending reductions give highest priorities to our core strategy focused on the Eclipse platform, to the accelerated reduction of resources associated with our older, lower margin product lines, and to the focusing of sales efforts in geographic areas with the most potential.”

Plans for the workforce reduction will either be completed or communicated to affected employees by the end of the third fiscal quarter ending Dec. 31, 2004. The specific timing of actions will depend upon legal or regulatory requirements in various countries.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless, high-capacity transmission technology. Additional information is available at www.stratexnet.com.

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Safe Harbor Statement

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding the amount and timing of cost savings related to workforce reductions; the size of the workforce reductions; the timing and amount of related charges; the Company’s future growth and profitability; investments in research and development; and successful ramp of Eclipse. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. Factors that could cause actual results to differ from those stated in such forward-looking statements include the risk that the timing of workforce reductions, the realization of associated cost savings and the timing and amount of related charges differ from those currently anticipated as a result of compliance with local labor laws. Further, the inability of Eclipse to achieve broad market acceptance, continued price pressure on our products, increased competition and continued reduction in capital expenditures in the wireless transmission industry could negatively impact our future growth and profitability which could cause actual results to differ from current expectations expressed in such forward-looking statements. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, on file with the Securities and Exchange Commission.

SOURCE Stratex Networks, Inc.

12/08/2004

Contact:

Mary McGowan

Summit IR Group Inc.

408-404-5401

mary@summitirgroup.com